Exhibit 99.1

ATSI Acquires Assets From Local Exchange Carrier

Telefamilia Initiatives Underway

SAN ANTONIO, TX -- 08/30/2004 -- ATSI Communications, Inc. (OTC BB: ATSX) announced today that it has purchased the assets of Hinotel, Inc., a Hispanic owned Competitive Local Exchange Carrier ("CLEC") based in South Texas. The assets purchased included Hinotel's customer base, a customer billing and management system, and supplier contracts. In addition, the transaction included the assignment and transfer of a CLEC license in the State of Texas.

ATSI will merge the acquired assets with its retail operations conducted under the Company's recently established subsidiary, Telefamilia Communications, Inc. Telefamilia will target the rapidly expanding Hispanic community, which spends over $21 billion annually on telephone services. In Texas alone, there are 6.7 million Hispanic consumers, representing 32% of the state's population. Of this 6.7 million, close to 1 million reside in the Rio Grande Valley. Telefamilia will initially target the Mexican population residing in Texas, the largest and fastest growing segment of the Hispanic community that generates over $2 billion in long distance calling to Mexico. The U.S./Mexico telecommunications corridor is the largest in the world in terms of revenue.

The customer base acquired from Hinotel by ATSI includes Hispanic consumers and small businesses located along the U.S./Mexico border area known as the Rio Grande Valley. ATSI's Telefamilia will continue providing the core services provided by Hinotel, Inc., which includes local service and long distance on a prepaid and postpaid basis. Hinotel and its owners, the Hinojosa family, will continue marketing the communication services offered by Telefamilia and allow the use of their retail stores in the area as payment centers.

Arthur L. Smith, ATSI's President and CEO, stated, "This acquisition provides Telefamilia with an ideal customer base to whom we can introduce our unique cross-border services and low-priced voice over Internet protocol ("VoIP") long distance products. Our Telefamilia products are designed for the highly specialized needs required by this type of customer base." Mr. Smith added, "We will focus on building on the customer base acquired, reach towards our financial and market share objectives for the Rio Grande Valley, then take this successful blueprint into other lucrative Texas markets."

ATSI Communications, Inc. is an emerging international carrier serving the rapidly expanding niche markets in and between Latin America and the United States, primarily Mexico. ATSI believes that it has clear advantages over its competition through its unique concession license in Mexico, interconnection and service agreements, and strategic partnerships with established carriers and network operators in Latin America.

This news release contains forward-looking statements. These statements describe management's beliefs and expectations about the future. We have identified forward-looking statements by using words such as "expect," "believe," and "should." Although we believe our expectations are reasonable, our operations involve a number of risks and uncertainties, and these statements may turn out not to be true. More detailed information about ATSI Communications, Inc. is available in the Company's public filings with the Securities and Exchange Commission.

Contact:

ATSI Communications, Inc.

E-mail: investorinfo@atsi.net

Web Site: www.atsi.net